Exhibit 10.2

May 4, 2016

Mr. Eugene M. Bullis

Dear Gene,

I am glad that you have agreed to continue your employment in your current capacity through at least September 16, 2016 (the “Initial Term”), with the Company retaining the option to extend your employment for up to two additional months, through no later than November 11, 2016.  The base salary and benefits will remain as outlined in the October 26, 2015 letter (the “Offer Letter”), except that we have agreed that in the event you remain willing and able to serve, but your services are no longer needed at any time prior to September 16, 2016, either in your current capacity or as a senior advisor through a transition period, then we will continue to pay your base salary through the Initial Term.

Assuming you complete the Initial Term and any extended term as provided above, then as soon as practicable after such service is completed, we will pay you a cash bonus of $100,000.  This bonus is not payable if you fail to complete service for the Initial Term and any extended term for any reason, unless such failure is a result of your termination by the Company without Cause (as defined in the Offer Letter).

Gene, thank you for helping us through the very difficult period that followed David’s passing and through this transition period.

Sincerely,

/s/ Christine Bilotti-Peterson

Christine Bilotti-Peterson

Senior Vice President and CHRO

Signed:

/s/ Eugene M. Bullis

_________________________________May 5, 2016

Eugene M. BullisDate